Exhibit 99.1

Blue Valley Ban Corp.		NEWS RELEASE
11935 Riley
Overland Park, Kansas 66225-6128	Contact:	Mark A. Fortino
Chief Financial Officer
(913) 338-1000
For Immediate Release Friday, October 29, 2010
Blue Valley Ban Corp. Reports Third Quarter 2010 Results
Overland Park, Kansas, October 29, 2010 — Blue Valley Ban Corp. (OTCBB: BVBC) (the “Company”) today announced net income for the quarter ended September 30, 2010 of $382,000, compared to net loss of $4.2 million for the quarter ended September 30, 2009. The fully-diluted earnings per share was $0.04 for the three months ended September 30, 2010, compared to fully-diluted loss per share of $1.61 in the same period of 2009. Net loss for the nine months ended September 30, 2010 was $1.7 million, or fully-diluted loss per share of $0.91, which is an improvement from the net loss of $12.1 million or fully-diluted loss per share of $4.66 for the same period of 2009.
The Company is showing improvement in its year-to-date operating results. The Company’s subsidiary, Bank of Blue Valley, continues to maintain capital levels in excess of the regulatory requirement for a well capitalized institution, as well as maintain a strong liquidity position. “Our strong capital and liquidity position has enabled us to improve the credit quality of our loan portfolio and reduce our non-performing loans. Our net interest margin is improving and we are focused on developing new lending relationships and looking for opportunities to expand our non-interest income,” said Robert D. Regnier, Chairman and CEO of Blue Valley Ban Corp.
Operating Results
During the third quarter of 2010, net interest income decreased 4.9% to $4.2 million compared to $4.4 million for the same period in the prior year, primarily due to a lower net interest margin resulting from a change in asset mix, specifically higher average federal funds sold and other short-term investment balances with lower yields. Lower average outstanding loan balances have also contributed to the decline in interest income. Average loan balances for the three month period ended September 30, 2010, as compared to the same period in the prior year, declined by $86.0 million, or 14.5%, as a result of several larger loan payoffs, loan foreclosures, and lower loan origination volume as a result of the current economic environment. The decline in interest income was partially offset by lower interest expense. The decrease in interest expense was a result of a decline in the rates paid on deposits. As market rates have declined, the rates on deposits have also declined. During the third quarter of 2010, the Company had funds from various certificate of deposit promotions mature and as those higher rate certificates matured they were renewed at lower market rates. In addition, the Company entered into a restructuring transaction during the third quarter of 2010 of $42.5 million of its Federal Home Loan Bank advances. This transaction reduced the effective rate, as well as modified the maturity date on these borrowings.
There was no provision for loan losses recorded for the three month period ended September 30, 2010, compared to $6.2 million for the same period in the prior year. The Company has experienced a reduction in non-performing loans by $10.8 million, or 25.5%, and a decline in net loan charge offs by $3.4 million, or 43.8%, since September 30, 2009 and based on analysis of the loan portfolio, no provision for loan losses was deemed necessary. The significant provision for loan losses recorded during 2009 was a result of refining the Company’s allowance for loan loss methodology to better reflect the inherent losses in the loan portfolio and as a result of worsening economic conditions in the economy.
Non-interest income increased $755,000, or 40.9%, for the three month period ended September 30, 2010, as compared to the same period in 2009. The increase was a result of an increase in other income by $407,000, or 830.6%, during the third quarter of 2010, as compared with the third quarter of 2009. This increase was primarily due to a $132,000 net gain fair value adjustment recorded for the three months ended September 30, 2010 related to the fair value of certain mortgage loan-related commitments, compared with a $320,000 net loss for the same period in 2009. This increase was also a result of an increase in mortgage loans held for sale origination and refinancing volume during the third quarter of 2010 by 8.3%. Non-interest income also increased as a result of gains realized on available-for-sale securities of $342,000. There were $14.0 million available-for-sale securities sold during the third quarter of 2010 to reduce the long term maturity risk within the investment portfolio. Other service charges income, which includes income from trust services, investment brokerage, merchant bankcard processing and debit card processing, increased by $95,000, or 21.1%, for the three months ended September 30, 2010, as compared to the same period in 2009. The improvement was a result of an increase in income generated from signature based debit card transactions associated with our performance checking, as well as increased activity in our investment brokerage department and trust department.
Non-interest expense decreased $460,000, or 7.0%, for the three month period ended September 30, 2010, as compared to the same period in the prior year. The decrease in non-interest expense was attributed to the decrease in salaries and employee benefits of $225,000, or 7.1%. The salaries and employee benefits expense decreased due to lower salaries expense as a result of staff restructuring in the third quarter of 2009 and lower commissions paid during the period on mortgage loans originated and sold in the secondary market as a result of the change in the commission structure for each loan originated and sold. In addition, other operating expense decreased $219,000, or 8.1%, due to lower expense related to foreclosed assets held for sale.
For the nine month period ended September 30, 2010, net interest income decreased 16.9% to $11.5 million compared to $13.8 million for the same period in 2009, due to a change in asset mix, specifically higher federal funds sold and other short-term investment balances with lower yields. Lower average outstanding loan balances have also contributed to the decline in interest income. Average outstanding loan balances for the nine month period ended September 30, 2010, as compared to the same period in the prior year, declined $96.5 million, or 15.5%, as a result of several large loan payoffs, loan foreclosures, and lower loan origination volume as a result of the current economic environment. The decline in interest income was offset by lower interest expense. Interest expense has declined $2.5 million, or 17.8%, for the nine months period ended September 30, 2010. The decrease in interest expense was a result of a decline in rates paid on deposits. As market rates have declined, the rates on deposits have also declined. During the third quarter of 2010, the Company had funds from various certificate of deposit promotions mature and as those higher rate certificates matured they were renewed at lower market rates. In addition, the Company entered into a restructuring transaction during the third quarter of 2010 of $42.5 million of its Federal Home Loan Bank advances. This transaction reduced the effective rate, as well as modified the maturity date on these borrowings.
The provision for loan losses for the nine months ended September 30, 2010 was $1.5 million compared to $19.1 million in the same period in 2009, a decrease of $17.7 million, or 92.4%. The Company has experienced a reduction in non-performing loans by $10.8 million, or 25.5%, and a decline in net loan charge offs by $3.4 million, or 43.8%, since September 30, 2009 and based on analysis of the loan portfolio, a $1.5 million provision for loan losses was deemed necessary. The significant provision for loan losses recorded during 2009 was a result of refining the Company’s allowance for loan loss methodology to better reflect the inherent losses in the loan portfolio and to increase the general reserves on our performing loans to reflect the impact of the economic conditions.
Non-interest income declined by $535,000, or 8.2%, for the nine month period ended September 30, 2010. This was the result of a decrease in other income of $583,000, or 40.6%, due to lower gains realized on the sale of foreclosed assets held for sale as compared to the prior year period. In addition, in 2009 the Company recognized $100,000 discount on the early payoff of Blue Valley Building Corp. term notes. Non-interest income has also declined as a result of a decline in service fees, specifically NSF charges and service fees. The decrease in these fees was due to fewer overdraft items by our customers and a change in account service charges on commercial accounts. The decrease in non-interest income was offset by an increase in other service charges income by $203,000, or 15.6%, for the nine month period ended September 30, 2010, as compared to the same period in 2009, due to an increase in the income generated from signature based debit card transactions associated with our performance checking product and increased activity in our investment brokerage department. In addition, the Company experienced an increase in gains realized on the sale of available-for-sale securities by $91,000, or 26.3%. There were $19.0 million securities sold during 2010 compared to $11.0 million in 2009. The decrease in non-interest income was also offset by an increase in loans held for sale fee income of $78,000, or 3.4%, as a result of gains realized on mortgage loans held for sale of $134,000 for the nine months ended September 30, 2010, as compared to $16,000 in the prior year period.
Non-interest expense decreased $1.6 million, or 8.0%, for the nine month period ended September 30, 2010, as compared to the same period in 2009. The decrease was attributed to a decrease in the provision for other real estate recorded by the Company for declines in real estate values. The Company recorded a provision of $302,000 for the nine month period ended September 30, 2010, as compared to a provision of $988,000 for the same period in 2009. In addition, expenses related to other real estate owned decreased $321,000, or 24.9%, for the nine months ended September 30, 2010. Also contributing to the decrease in non-interest expense was a decline in salaries and employee benefits by $535,000, or 5.7%, as a result of lower salaries expense as a result of staff restructuring in the third quarter of 2009 and lower commissions paid during the period on mortgage loans originated and sold in the secondary market as a result of decreased origination volume and a change in the commission structure for each loan originated and sold. These decreases were party offset by a higher deposit insurance assessment by the FDIC as a result of the increase in assessment rates by the FDIC during 2009.
Total assets, loans and deposits at September 30, 2010 were $755.4 million, $500.2 million and $569.5 million, respectively, compared to $825.9 million, $584.6 million and $635.9 million one year earlier, respectively, decreases of 8.5%, 14.4% and 10.4% for assets, loans and deposits, respectively. As of September 30, 2010, the Company’s subsidiary, Bank of Blue Valley, maintained capital levels in excess of regulatory requirements for a well capitalized institution.

About Blue Valley Ban Corp.
Blue Valley Ban Corp. is a bank holding company that, through its subsidiaries, provides banking services to closely-held businesses, their owners, professionals and individuals in Johnson County, Kansas. In addition, the Company originates residential mortgages locally and nationwide through its InternetMortgage.com website.
This release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. The Company intends such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, and is including this statement for purposes of those safe harbor provisions. Forward-looking statements, which are based on certain assumptions and describe future plans, strategies and expectations of the Company, can generally be identified by use of the words “anticipate,” “believe,” “can,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “predict,” “project,” “should,” “will,” or the negative of these terms or other comparable terminology. The Company is unable to predict the actual results of its future plans or strategies with certainty. Factors which could have a material adverse effect on the operations and future prospects of the Company include, but are not limited to, fluctuations in market rates of interest and loan and deposit pricing; inability to maintain or increase deposit base and secure adequate funding; a continued deterioration of general economic conditions or the demand for housing in the Company’s market areas; deterioration in the demand for mortgage financing; legislative or regulatory changes; regulatory action; continued adverse developments in the Company’s loan or investment portfolio; any inability to obtain funding on favorable terms; the Company’s non-payment on TARP funds or Trust Preferred Securities; the loss of key personnel; significant increases in competition; potential unfavorable results of litigation to which the Company may become a party, and the possible dilutive effect of potential acquisitions or expansions. These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements. We operate in a very competitive and rapidly changing environment. New risks emerge from time to time, and it is not possible for us to predict all risk factors. Nor can we address the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements.

BLUE VALLEY BAN CORP.
THIRD QUARTER 2010
FINANCIAL RESULTS
(In thousands, except per share data)
(unaudited)

Three Months Ended September 30	2010	2009
Net interest income	$4,153	$4,366
Provision for loan losses	—	6,210
Non-interest income	2,600	1,845
Non-interest expense	6,141	6,601
Net income (loss)	382	(4,169)
Net income (loss) available to common shareholder	110	(4,441)
Net income (loss) per share — Basic	0.04	(1.61)
Net income (loss) per share — Diluted	0.04	(1.61)
Return on average assets	0.20%	(2.03)%
Return on average equity	1.20%	(38.75)%

Nine Months Ended September 30
Net interest income	$11,491	$13,836
Provision for loan losses	1,450	19,135
Non-interest income	6,010	6,545
Non-interest expense	18,720	20,347
Net loss	(1,703)	(12,068)
Net loss available to common shareholder	(2,519)	(12,824)
Net loss per share — Basic	(0.91)	(4.66)
Net loss per share — Diluted	(0.91)	(4.66)
Return on average assets	(0.28)%	(1.96)%
Return on average equity	(8.96)%	(34.84)%

At September 30
Assets	$755,362	$825,857
Loans	500,228	584,583
Deposits	569,530	635,928
Stockholders’ Equity	58,786	63,519